Exhibit (b)

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

VNET Group, Inc.

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate		Amount of Filing Fee

Fees to Be Paid	–				–
Fees Previously Paid	$600,000,000	(1)	0.01476	%(2)	$88,560	(2)
Total Transaction Valuation	$600,000,000
Total Fees Due for Filing					$88,560	(2)
Total Fees Previously Paid					$88,560	(2)
Total Fee Offsets					–
Net Fee Due					–

(1)	Calculated solely for purposes of determining the filing fee. The purchase price of the 0.00% Convertible Senior Notes due 2026 (the “Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of December 28, 2023, there was US$600,000,000 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$600,000,000.

(2)	The filing fee of $88,560 was previously paid in connection with the filing of the Tender Offer Statement on Schedule TO on December 28, 2023 by VNET Group, Inc. (File No. 005-86326). The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $147.60 for each US$1,000,000 of the value of the transaction.